EXHIBIT 10.1

Terms of Oral Loan Agreements with Management

President Johnie Yawn and our Secretary Vicki Yawn have agreed to loan the Company money to continue operations. The Company currently owes $55,000.00 to Johnie and Vicki Yawn from previous loans for operations. These loans were made on an oral basis without interest, due upon demand. Management is under no obligation to loan the Company additional funds for operations.